Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
GP STRATEGIES CORPORATION


We consent to incorporation by reference in the Registration Statements (No. 333-20815) and (No. 33-54407) on Form S-3 and the Registration Statement (No. 33-26261) on Form S-8 of GP Strategies Corporation and subsidiaries of our report dated March 1, 1999 relating to the consolidated balance sheets of GP Strategies Corporation as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in Form 10-K for the year ended December 31, 1998 of GP Strategies Corporation.



                                                     KPMG LLP




New York, New York
March 31, 1999